EXHIBIT 99.1

FORM OF LETTER

1st UNITED BANCORP, INC.

SHARES OF COMMON STOCK
OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO HOLDERS OF RECORD OF
COMMON STOCK OF 1st UNITED BANCORP, INC.

[_________________], 2008

Dear Shareholder:

          This notice is being distributed by 1st United Bancorp, Inc., a Florida corporation (the “Company”) to all holders of record of shares of its common stock at the close of business on [____________], 2008 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of subscription rights (the “Rights”) to subscribe for and purchase shares of its Common Stock, par value $0.01 per share (“Common Stock”). The Rights are described in detail in the Company’s Prospectus dated ___________________, 2008 (the “Prospectus”), which is attached.

          In the Rights Offering, the Company is offering shares of its Common Stock (the “Underlying Shares”), as described in the Prospectus. The Rights will expire, if not exercised and paid for (including final clearance of any checks), at 5:00 p.m., Eastern time, on _______________, 2008 (the “Expiration Time”). The Company may, in its sole discretion, terminate the Rights Offering at any time prior to the Expiration Time.

          As described in the accompanying Prospectus, for each one share of our common stock you own as of the Record Date, you will receive [____] Right. Each whole Right will entitle you to subscribe for one share of the Common Stock (the “Basic Subscription Right”) at a subscription price of [$_____] per share (the “Subscription Price”).

          In addition, each rightsholder who exercises his or her Basic Subscription Right in full will be eligible to subscribe (the “Oversubscription Right”) at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Shares”), subject to availability, proration, and limitations as described below.

          You, together with certain affiliates, may not exercise subscription rights (including oversubscriptions) to purchase more than 400,000 shares of our Common Stock in the Rights Offering.

          We will allocate the Excess Shares pro rata, after eliminating all fractional shares, among those oversubscribing rightsholders. “Pro rata” means allocating the Excess Shares requested by each oversubscribing shareholder by multiplying the number of shares requested (up to a maximum of 400,000 shares less shares acquired through the exercise of their Basic Subscription Rights) by a fraction that equals (x) the number of shares available to be issued through oversubscription rights divided by (y) the total number of shares requested by all subscribers (reducing each subscriber’s request to the 400,000 share limit) through the exercise of their oversubscription rights. In the event that such pro rata calculation would result in fractional shares for one or more oversubscribing rightsholder, we will round down to the nearest whole share number the number of shares available to such oversubscribing rightsholders.

          The Rights will be evidenced by a non-transferable rights certificate (“Subscription Rights Certificate”), and will be null and void and cease to have value at or after the Expiration Time.

          Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Subscription Rights Certificate

EXHIBIT 99.1

3.	The Company’s most recent Quarterly Report on Form 10-Q;

4.	Instructions for Use of 1st United Bancorp Subscription Rights Certificate (including a Notice of Guaranteed Delivery); and

5.	A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

          Your prompt action is requested. To exercise the Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share subscribed for pursuant to your Basic Subscription Right and Oversubscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

          You cannot revoke the exercise of your rights. Rights not exercised prior to the Expiration Time will expire.

          Additional copies of the enclosed materials may be obtained from Georgeson, Inc., which is acting as our information agent, at: 199 Water Street, 26th Floor, New York, NY 10038. Banks and brokerage firms, please call (212) 440-9800. All others, please call toll-free (888) 679-2873. You may also contact John Marino, our President and Chief Financial Officer, by calling (561) 362-3425, if you have any questions.

Very truly yours,

1st UNITED BANCORP, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF 1st UNITED BANCORP, THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.